®
Investor and Media Contacts:
Stacie D. Byars	Lori Murray
Director, Communications	WeissComm Partners
Targeted Genetics Corporation	(415) 946-1070 (office)
(206) 521-7392 (office)	(415) 828-5674 (mobile)
(206) 660-2588 (mobile)
Carolyn Wang
WeissComm Partners
(415) 225-5050 (mobile)

TARGETED GENETICS REPORTS ON RECOMBINANT DNA ADVISORY COMMITTEE (RAC) REVIEW OF ITS PHASE 1/2 TRIAL OF tgAAC94 FOR RHEUMATOID ARTHRITIS

Seattle, WA - September 17, 2007 - Targeted Genetics Corporation (NASDAQ: TGEN) today reported on the public hearing conducted by the National Institutes of Health (NIH) Recombinant DNA Advisory Committee (RAC), which reviewed the serious adverse event reported by Targeted Genetics surrounding the death of a patient participating in the Company’s Phase I/II trial of tgAAC94 for inflammatory arthritis.

The clinical case was presented for the first time in a comprehensive manner and showed that histoplasmosis played a significant role in the cause of the patient’s death. Initial molecular tests showed there was no replication of vector and only trace amounts of vector DNA in tissues outside the joint. Consequently, these data suggest it is unlikely that tgAAC94 contributed to the conditions that caused the death. Molecular tests are being conducted in remaining tissues and Targeted Genetics will continue to collaboratively work with academic colleagues, RAC, the FDA and other involved parties to complete the investigation.

“While additional tests are needed to draw final conclusions, we believe the results to date are consistent with preclinical and clinical findings that indicate the level of vector that is present outside the locally treated area is insufficient to have further exacerbated an infection,” said H. Stewart Parker, president and chief executive officer of Targeted Genetics.

Barrie J. Carter, Ph.D., executive vice president and chief scientific officer of Targeted Genetics added, “A gene therapy approach may have enormous potential to improve the treatment of rheumatoid arthritis, a disease that leads to profound morbidity and premature mortality. It is critical that we let the clinical trial and scientific process determine the risks and potential of gene therapy before rushing to judgment and hampering the development of what could one day play a significant role in the treatment of serious diseases.”

About Histoplasmosis
Histoplasmosis is a fungal infection resulting from exposure to spores of the microscopic fungus, Histoplasma capsulatum. Clinical manifestations can vary from a mild flu-like illness that may not produce any noticeable symptoms to rapidly progressive, sometimes fatal, disseminated disease. The degree of symptoms experienced from this infection can be highly variable depending on a number of factors including the relative strength of the infected person’s immune system. Many of the medications commonly prescribed to patients undergoing treatment for inflammatory arthritis, including those that were being taken by the patient, are recognized to have immunosuppressant effects.

About tgAAC94 and the Phase I/II Study
tgAAC94 is being developed as a supplemental therapeutic to systemic anti-TNF-alpha protein therapy for use in patients with inflammatory arthritis who have one or more joints that do not fully respond to systemic protein therapy. The product candidate uses Targeted Genetics' recombinant AAV (rAAV) vector technology to deliver a DNA sequence that encodes a soluble form of the TNF-alpha receptor (TNFR: Fc). Soluble TNFR:Fc inhibits the immune stimulating activity of TNF-alpha. Direct injection of tgAAC94 into affected joints leads to the localized production of secreted TNFR:Fc within joint cells, reducing the activity of TNF-alpha within the joint and, potentially, leading to a decrease in the signs and symptoms of inflammatory disease and inhibition of joint destruction.

The Phase I/II study is designed to assess the safety and potential efficacy of different doses of tgAAC94 administered directly to affected joints of subjects with inflammatory arthritis. Subjects already enrolled in the study will continue to be followed and monitored. Since the trial began in October 2005, 127 subjects have received an initial dose of active drug or placebo into the knee, ankle, wrist, metacarpophalangeal or elbow, and 74 subjects out of the total 127 have received a second dose of active drug. Of those 74 subjects, 55 have received two doses of active drug.

Conference Call and Webcast Information
The Company will host a conference call to discuss the RAC review tomorrow beginning at 10:30 a.m. Eastern Time / 7:30 a.m. Pacific Time. You may access the live webcast via the "Events" section found on the Homepage of the Company's website at www.targetedgenetics.com or via telephone at 800-240-2430 (domestic) or 303-262-2131 (international).

Replay Access
Webcast replay will be available for approximately 30 days at www.targetedgenetics.com; telephone replay will be available approximately one hour following Tuesday’s call through 11:59 p.m. PT, Tuesday, October 30, 2007, by calling 800.405.2236 (domestic) or 303.590.3000 (international); pass code 11097397#.

About Targeted Genetics
Targeted Genetics Corporation is a biotechnology company committed to the development of innovative targeted molecular therapies for the prevention and treatment of acquired and inherited diseases with significant unmet medical need. Targeted Genetics’ proprietary Adeno-Associated Virus (AAV) technology platform allows it to deliver genes that encode proteins to increase gene function or RNAi to decrease or silence gene function. Targeted Genetics’ product development efforts target inflammatory arthritis, AIDS prophylaxis, congestive heart failure and Huntington's disease. To learn more about Targeted Genetics, visit Targeted Genetics’ website at www.targetedgenetics.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:
This release contains forward-looking statements regarding the data to be collected in this trial, the cause of the SAE and the impact, if any, on the timing, continuance or results of this trial, establishment or determination of efficacy endpoints from the data collected in the trial, the timely and complete accrual of patients in the trial and our ability to commercialize tgAAC94 and other statements about our plans, objectives, intentions and expectations. These statements, involve current expectations, forecasts of future events and other statements that are not historical facts. Inaccurate assumptions and known and unknown risks and uncertainties can affect the accuracy of forward-looking statements. Factors that could affect our actual results include, but are not limited to, our ability to obtain, maintain and protect our intellectual property, our ability to raise capital when needed, our ability to recruit and enroll suitable trial participants, the timing, nature and results of research and clinical trials, potential development of alternative technologies or more effective processes by competitors, and, our ability to obtain and maintain regulatory or institutional approvals, as well as other risk factors described in Item 1A. Risk Factors in our report on Form 10-K for the year ended December 31, 2006 and updated in Item 1A. Risk Factors in our Form 10-Q for the quarter ended June 30, 2007. You should not rely unduly on these forward-looking statements, which apply only as of the date of this release. We undertake no duty to publicly announce or report revisions to these statements as new information becomes available that may change our expectations.

# # #